Changes are Blacklined (====)


     As filed with the Securities and Exchange Commission on August 15, 2005
                                                                    ==

                                                    Registration No. __________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           __________________________

                                   FORM S-3/A
                                AMENDMENT NO. 4
                                              =
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                           AQUACELL TECHNOLOGIES, INC.
               (Exact name of registrant as specified in charter)

         Delaware                     3590                    33-0750453
   --------------------       --------------------       --------------------
     (State or other           (Primary Standard           (I.R.S. Employer
     jurisdiction of               Industrial               Identification
      incorporation              Classification                 Number)
     or organization)             Code Number)

                             10410 Trademark Street
                           Rancho Cucamonga, CA 91730
                                (909) 987-0456
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           __________________________

                                 James C. Witham
                             Chief Executive Officer
                             10410 Trademark Street
                           Rancho Cucamonga, CA 91730
                                 (909) 987-0456
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)
                           __________________________

                                   Copies to:

                              Harold W. Paul, Esq.
                               Harold W. Paul, LLC
                               1465 Post Road East
                               Westport, CT 06880
                                 (203) 256-8005
                           __________________________

   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective and from time to time thereafter as determined by market conditions.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                           Proposed      Proposed      Amount
Title of Each Class of   Amount to Be      Maximum       Maximum       of
Securities to Be         Registered        Offering      Aggregate     Registra-
Registered                                 Price         Offering      tion Fee
                                           Per Share(2)  Price(2)
--------------------------------------------------------------------------------
Common Stock, par value
$.001 per share (1)....  7,339,902 shares    $4.00       $6,218,898.00  $728.85
--------------------------------------------------------------------------------
(1)  Includes  4,640,983 shares of common stock  issuable  upon exercise of warrants.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of  the  high and low trading price for the common stock on American  Stock
Exchange  on   July  5, 2005  with respect to common stock and pursuant  to
Rule 457(i) with respect to common stock underlying warrants.

     The Registrant hereby amends this  Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or  until this
Registration  Statement  shall  become   effective  on  such  date  as  the
Commission, acting pursuant to such Section 8(a), may determine.
--------------------------------------------------------------------------------

PROSPECTUS
----------

                              Subject to Completion
                   Preliminary Prospectus dated August 15, 2005.
                                                       ==

                                7,339,902 Shares

                           AquaCell Technologies, Inc.
                                 [Company Logo]


                                  Common Stock

  The selling stockholders identified in this prospectus may offer from time to time an aggregate of up to 7,339,902 shares of AquaCell Technologies, Inc.'s common stock, including 4,640,983 shares underlying common stock purchase warrants. We will not receive any of the proceeds from the sale of shares. We may receive funds of up to $5,247,287 upon the exercise of up to 4,640,983 common stock purchase warrants exercisable at various prices. Two of the Company's directors are selling stockholders and will be receiving proceeds upon the sale of their shares. As of the date of this prospectus 404,391 warrants raising $189,196 were in the money.

  The selling stockholders may offer their shares through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices.

   Our  common stock trades on the American Stock Exchange under the symbol
"AQA".   On   August 9, 2005,  the last  reported  sale price of our common stock on the American Stock Exchange was $.59 per share.

   Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 5 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is August 15, 2005.
                                                   ==


  The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these shares with the Securities and Exchange Commission. We cannot sell these shares until the registration statement becomes effective. This prospectus is not an offer to sell these receipts and we are not soliciting offers to buy these shares in any state where such offer or sale is not permitted.

                           TABLE OF CONTENTS

                                                                 Page

Where You Can Find More Information ...............................3
Incorporation of Information We File with the SEC .................3
The Company .......................................................5
Risk Factors ......................................................5
Special Note Regarding Forward-looking Statements .................8
Use of Proceeds ...................................................8
Dividend Policy ...................................................8
Selling Stockholders ..............................................9
Plan of Distribution .............................................13
Description of Capital Stock .....................................13
Indemnification for Securities Act Liabilities ...................16
Legal Matters ....................................................16
Experts ..........................................................16

                          ___________________


     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell our common stock in any jurisdiction except where the offer or sale is permitted.

                  WHERE YOU CAN FIND MORE INFORMATION

      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The Company's SEC File Number is 1-16165.

      We have filed a registration statement on Form S-3 with the SEC covering the common stock offered by this prospectus. We refer you to this registration statement and its exhibits for additional information about us and our common stock. Copies of the registration statement may be obtained at the above referenced SEC offices or on the SEC's web site at www.sec.gov. Our internet address is www.aquacell.com.


           INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to incorporate by reference the information we file with them, which means:

     . Incorporated documents are considered part of the prospectus,

     . We can disclose important information to you by referring you to those documents, and

     . Information that we file with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

     . Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 filed on September 28, 2004.

     .   Quarterly Report on Form 10-QSB for the  quarter ended
         September 30, 2004 filed on November 15, 2004.

     .   Report on Form 8-K filed on December 3, 2004.

     .   Quarterly Report on Form 10-QSB for the quarter ended
         December 31, 2004 filed on February 14, 2005.

     .   Report on Form 8-K filed on May 5, 2005.

     .   Quarterly Report on Form 10-QSB for the quarter ended
         March 31, 2005 filed on May 16, 2005.

     .   Report on Form 8-K filed on June 10, 2005.

     .   Report on Form 8-K filed on July 6, 2005.

     .   Report on Form 10-KSB-A for the fiscal year ended
         June 30, 2004 filed on August 4, 2005.

     .   Report on Form 10-QSB-A for the quarter ended
         September 30, 2004 filed on August 4, 2005.

     .   Report on Form 10-QSB-A for the quarter ended
         March 31, 2005 filed on August 4, 2005.

     .   Report on Form 10-QSB-A for the quarter ended
         September 30, 2004 filed on August 10, 2005.

     .   Report on Form 10-QSB-A for the quarter ended
         March 31, 2005 filed on August 10, 2005.

     .   Report on Form 10-KSB-A for the fiscal year ended
     =====================================================
         June 30, 2004 filed on August 15, 2005.
     ===========================================

     .   Report on Form 10-QSB-A for the quarter ended
     =================================================
         September 30, 2004 filed on August 15, 2005.
     ================================================

     .   Report on Form 10-QSB-A for the quarter ended
     =================================================
         March 31, 2005 filed on August 15, 2005.
     ============================================

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the common stock offered by this prospectus has been sold:

     . Reports filed under Sections 13(a) and (c) of the Exchange Act,

     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting, and

     . Any reports filed under the Section 15(d) of the Exchange Act.

      The Company will provide the aforementioned information upon written or oral request.

      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address and telephone number:

          AquaCell Technologies, Inc.
          Attention: Karen B. Laustsen
          10410 Trademark Street
          Rancho Cucamonga, CA 91730
          (909) 987-0456

                              THE COMPANY

      AquaCell Technologies, Inc. (the "Company") is engaged in the manufacture and sale of products for water filtration and purification through our operating subsidiaries, Water Science Technologies, Inc. and to a lesser extent, Global Water-Aquacell, Inc.

      Our flagship product is our patented five-gallon self-refilling bottle water cooler. We replace traditional five-gallon bottle water coolers with a permanently installed convenient alternative where the bottle never needs changing and water bottles no longer need to be delivered, stored or replaced. In addition, we replace water fountains where users tend to have greater concerns as to sanitation and water quality.

      Our primary marketing focus for this product is through our Aquacell Media subsidiary's "Message On The Bottle" in-store advertising program which places the Company's patented Aquacell Bottled Water Cooler System into various locations at no cost and sells targeted advertising on the bottle band of the permanently attached five-gallon bottle. We have recently placed coolers into various chain drugstores such as Duane Reade and Rite Aid drugstores, and are selling advertising to manufacturers of products available for sale in those locations.


Corporate Information
---------------------

      The Company was incorporated in Delaware on March 19, 1997. Our principal executive offices are located at 10410 Trademark Street, Rancho Cucamonga, CA 91730 and our telephone number is (909) 987-0456. Our website can be accessed at www.aquacell.com. The reference to our website address does not constitute incorporation by reference of the information contained at the website.


                             RISK FACTORS

      Before you invest in our common stock, you should be aware that there are risks, including those described below which may affect our business, financial condition or results of operations. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

Risks Relating to Our Business
------------------------------

We have incurred substantial operating losses and an accumulated deficit. We expect to continue to have operating losses and a growing accumulated deficit in the future. There is no assurance we will ever achieve profitability.

      Our  business operations have generated operating  losses  since inception of the business in 1997. For the year ended June 30, 2004, our business operations generated operating losses of $4,512,000. We had an accumulated deficit of $17,561,000 at June 30, 2004. For the nine months ended March 31, 2005, we sustained an additional operating loss of $2,595,000. Our accumulated deficit as of March 31, 2005 was $20,156,000. We expect to continue to generate net operating losses while we continue to expand our marketing efforts. We may not obtain a customer base sufficient to support the costs of our operations.

      We may not become profitable, our cash flow may not become positive at any time in the foreseeable future, or at all, and we may not generate sufficient cash flow from product sales to liquidate liabilities as they become due. In the event that we are unable to liquidate our liabilities, we may delay or eliminate some expenditures and we may scale back our planned operations. Accordingly, we expect to need additional funds to meet our planned obligations, and we will seek to raise such amounts through a variety of options, including future cash from operations, borrowings and proceeds from equity financings. Additional funding may not be available when needed or on terms acceptable to us. In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

There is a question about our ability to continue as a going concern.

      The report of our independent registered public accounting firm contains a caution that the Company's significant operating losses and working capital deficiency for the annual periods ended June 30, 2003 and June 30, 2004 raise substantial doubt about our ability to continue as a going concern. You are referred to the financial statements and its accompanying notes for a more detailed discussion of this issue.

Our water cooler is new and may not be accepted by our target market. We may not generate increased revenues from sales or advertising.

      Our primary product is based upon a permanently attached plastic bottle with a filtration system. Municipal water passes through the filter to keep the bottle filled. This is a different approach from the conventional replaceable five gallon bottle. Our target customers may not be willing to use our approach which would significantly hinder our growth potential and would negatively affect our business.

We have recently revised our business plan and our new plan may not prove successful. We have limited experience in selling advertising space.

      We have changed our business model from a company that only sells and leases water coolers to one that also places the coolers in retail chains and sells advertising space on the coolers' replaceable band. There is no assurance this new plan will prove successful as we have generated only minimal receivable to date.

The market for bottled water is highly competitive and we compete with large, well established companies. If we are unable to compete effectively, the demand for, or prices of, our products may be reduced.

      The bottled water market is intensely competitive. We may not be able to compete successfully against current or potential competitors and our failure to do so could seriously harm our business, operating results and financial condition.

      We compete directly with large, well-established companies such as Nestle (Perrier), Danone (Evian) and Culligan. These and many of our current and potential competitors have significantly greater financial, selling and marketing, technical, manufacturing and other resources than we have. As a result, these competitors may be able to devote greater resources toward the development, promotion, sale and support of their products than we can. These companies may introduce additional products that compete with ours or enter into strategic relationships to offer complete solutions which we do not currently offer. In addition, we recently introduced our water cooler to the market and we have not had enough experience selling the product to fully assess its competitiveness.

We depend on key personnel and our business prospects may be diminished if we do not retain those personnel.

      Our operations will depend on the efforts of our executive officers, in particular James C. Witham, our Chairman and Chief
Executive Officer, and Karen B. Laustsen, our President, Chief Operating Officer and Secretary. We have entered into five year employment agreements with Mr. Witham and Ms. Laustsen that expire in February, 2006. Given the small size of the Company and the fact that our key personnel perform all administrative and marketing functions for the Company, our business prospects could be diminished if any of these senior management personnel do not continue in their management roles and if we are unable to attract and retain qualified replacements and additional members of management.

We may not be able to effectively manage growth and we may increase our costs without increasing revenues.

     If we successfully implement our business strategy, the resulting growth will place significant demands on our management and internal controls. Management may not be able to effectively direct us through a period of significant growth. In particular, the pursuit of our business strategy will place a significant strain on our managerial, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures. We will also need to expand, train and manage our work force and manage multiple relationships with various suppliers, strategic partners and other third parties. We will need to continually expand and upgrade our systems and ensure continued high levels of service, speedy operation and reliability. If we do not effectively manage such growth, our business, results of operations and financial condition may be affected.

Our   quarterly  results  may  fluctuate  and  could  fall  below  the expectations of securities analysts and investors which may affect our stock price.

      We may experience quarterly fluctuations in operating results. Accordingly, results for any one quarter will not necessarily be indicative of the results to be expected for any other quarter or for any year, and comparable sales for any particular future period may decrease. In the future, results of operations may fall below the expectations of public market analysts and investors. In that event, the price of our common stock would likely decrease. Quarterly sales and operating results will depend in part on the volume and timing of orders received and performed within the quarter, which are difficult to forecast. Any significant delay or cancellation of an order could effect our operations in any particular period and as a result, our operating results could prove to be volatile.


Risks Relating to the Offering
------------------------------

Exercise of our outstanding warrants and options and the conversion of our preferred shares may affect the price of our common stock.

     As of July 1, 2005, there were outstanding options to purchase 1,935,500 shares of common stock, outstanding warrants to purchase 8,170,679 shares of common stock and 788,000 outstanding convertible preferred shares. The exercise of the outstanding stock options and warrants and the conversion of preferred shares will dilute the percentage ownership of our stockholders. Any sales in the public market of shares of our common stock underlying the stock options, warrants and preferred shares may adversely affect prevailing market prices for our common stock.


We do not intend to pay cash dividends on our common stock in the future.

      We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

We may issue additional shares of stock without your approval, including shares of other series of preferred stock with superior liquidation and other rights that may adversely affect your rights.

       Our certificate of incorporation authorizes our board of directors, without any action by our stockholders, to issue up to 10,000,000 shares of "blank check" preferred stock in one or more series on terms that our board of directors may determine at the time of issuance including 1,870,000 Series "A" and 4,000,000 Series "B" preferred shares already designated. In certain instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights senior to our common stock.

We may not satisfy the Amex listing standard and if we fai l to do so, our common stock is subject to delisting.

     The Company may not satisfy the Amex' maintenance requirements in the future and as a result may have its common stock de-listed from the Amex. If the Company fails to maintain its Amex listing, the ability of stockholders to trade their stock in an efficient market would be decreased. In November 2004, we received a notice from the Amex that we do not presently meet its maintenance requirements for continued listing and we were required to submit a plan as to how we intend to meet the exchange's listing requirements. Although we have submitted and are currently in compliance with said plan, we may not be able to remain in compliance in the future.


           SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     When used in this prospectus and in future filings by the Company with the Commission, statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company has no obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.


                            USE OF PROCEEDS

      All of the net proceeds from the sale of the common stock of AquaCell covered by this prospectus will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the common stock. AquaCell receives funds only upon warrant conversions and not from the sale of the shares offered by the selling stockholders. The warrants held by the selling stockholders are exercisable at various prices ranging from $.37 to $4.00. If all warrants are exercised, AquaCell will receive proceeds of $5,247,287 which would be used for general corporate purposes. As of the date of this prospectus 404,391 warrants raising $189,196 were in the money.


                            DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock and we currently expect to retain future earnings, if any, to support operations and to finance the growth and development of our business. Consequently, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

      The outstanding Series A preferred stock pays an 8% annual dividend, payable in cash in quarterly installments until such time as the preferred shares are converted into common shares.

      The outstanding Series B preferred stock pays an $0.08 per share annual dividend, payable in cash.

                         SELLING STOCKHOLDERS

      Pursuant to provisions of warrants issued to certain of the selling stockholders, we agreed to register the common shares to be issued upon exercise of warrants held by these stockholders. We have agreed to keep the registration statement effective for two years, or until all of the registered shares are sold, whichever comes first. Our registration of the common stock held by the selling stockholders and the shares issuable upon exercise of warrants held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of their shares.

      The prospectus covers the offer and sale by each selling stockholder of common stock owned by the selling stockholder. Set forth below are (i) the names of each selling stockholder, (ii) the nature of any position, office or other material relationship that the selling stockholder has had within the past three years with us, (iii) the number of shares of common stock and (if one percent or more) the percentage of common stock beneficially owned as of July 1, 2005 by each selling stockholder to the Company's best knowledge, (iv) the number of shares that may be offered and sold by or on behalf of each selling stockholder hereunder, and (v) the amount and (if one percent or more) the percentage of common stock to be owned by each selling stockholder upon the completion of the offering if all shares offered by such selling stockholder are sold. As of the date of this prospectus 8,170,679 warrants are outstanding and the shares underlying 4,640,983 of those warrants are being registered in this offering. Any or all of the shares listed below under the heading
"Shares to be Sold" may be offered for sale by or on behalf of the selling stockholder.

                                            Shares                         Shares
                                         Beneficially                   Beneficially
                                        Owned Prior to                   Owned After
                                         the Offering                   the Offering
                                      ------------------             ------------------
                                                          Shares to
Selling Stockholders                    Number   Percent   be Sold     Number   Percent
----------------------------          ---------- -------  ---------  ---------- -------
Alpha Capital AG (1)                     283,333  1.5 %     283,333        -0-     *

Gemini Investment (2)                    250,000  1.3 %     250,000        -0-     *

Ellis International, Ltd. (3)            219,999  1.2 %     219,999        -0-     *

Joseph Giamanco                        1,300,000  6.9 %   1,300,000        -0-     *

Michael Hamblet                          185,500   *        185,500        -0-     *

Andrew Smuckler                           50,334   *         50,334        -0-     *

AS Capital Partners, LLC (4)             256,646  1.4 %     256,646        -0-     *

OTAPE Investments, LLC (5)               737,000  3.9 %     737,000        -0-     *

Platinum Partners Value (6)              333,333  1.8 %     333,333        -0-     *

Anthony Spatacco                          34,000   *         34,000        -0-     *

TCMP3 Partners, LP (7)                   100,700   *        100,700        -0-     *

Truk Opportunity Fund (8)                 60,000   *         60,000        -0-     *

WEC Partners (9)                          33,333   *         33,333        -0-     *

Provident Premier Master Fund (10)       150,000   *        150,000        -0-     *

Gamma Opportunity Capital
   Partners, LP (11)                      33,333   *         33,333        -0-     *

Brighton Capital, Ltd. (12)              684,228  3.6 %     670,638     13,590     *

Harold W. Paul, LLC                      205,000  1.1 %      40,000    165,000     *

Innovative Concepts (13)                  50,000   *         50,000        -0-     *

J. DeKama Associates (14)                150,000   *        150,000        -0-     *

Alton Jones                              491,066  2.6 %     341,066    150,000     *

Joseph & Nancy Jaffe                      41,031   *          1,031     40,000     *

Dennis I. Schneider                       82,061   *          2,061     80,000     *

Steven Hitchcock                          82,061   *          2,061     80,000     *

Tom Genco                                105,154   *          5,154    100,000     *

Raymond & Catherine Fernandez             42,061   *          2,061     40,000     *

Ronald & Susan Farrell                    82,061   *          2,061     80,000     *

Alan & Marie Brenner                      41,031   *          1,031     40,000     *

Glenn Bergenfield (15)                   557,200  3.0 %     337,200    220,000    1.2 %

James & Joan Barton (15)                  82,061   *          2,061     80,000     *

Bill & Cathe DiTuro (15)                 353,290  1.9 %     170,790    182,500    1.0 %

Dennis C. Josifovich                      14,152   *            819     13,333     *

Mountain Extremes Inc. (16)               17,690   *          1,023     16,667     *

Kuekenhof Partners, L.P. (17)            400,000  2.1 %     400,000        -0-     *

Kuekenhof Equity Fund, L.P. (17)         400,000  2.1 %     400,000        -0-     *

Leonard  Bellezza                        333,334  1.8 %     333,334        -0-     *

Jusdan, LLC (18)                         300,000  1.6 %     300,000        -0-     *

Rubenstein Investor
   Relations, Inc. (19)                  100,000   *        100,000        -0-     *
                                      ----------          ---------  ----------
                                       8,640,992          7,339,902   1,301,090

 *  Less than 1%

(1) Konrad Ackerman and Rainer Posch exercise investment and voting control over the shares held by Alpha Capital AG. Both Mr. Ackerman and Posch disclaim beneficial ownership of the securities.

(2) The Investment Manager of Gemini Master Fund, Ltd. is Gemini Investment Strategies, LLC. The Managing Members of Gemini Investment Strategies, LLC are Mr. Steven W. Winters and Mr. Richard S. Yakomin. As such, Messrs. Winters and Yakomin may be deemed beneficial owners of the shares. Messrs. Winters and Yakomin, however, disclaim beneficial ownership of such shares.

(3) Jacob Spinner has sole voting and investment control over the shares held by Ellis International, Ltd. Mr. Spinner disclaims beneficial ownership of the securities held by Ellis International, Ltd.

(4) Michael Coughlin has sole voting and investment control over the shares held by AS Capital Partners, LLC. Mr. Coughlin disclaims beneficial ownership of the securities held by AS Capital Partners, LLC.

(5) Ira M. Leventhal has sole voting and investment control over the shares held by OTAPE Investments, LLC. Mr. Leventhal disclaims beneficial ownership of the securities held by OTAPE Investments, LLC.

(6) Mark Nordlicht has sole voting and investment control over the shares held by Platinum Partners Value. Mr. Nordlicht disclaims beneficial ownership of the securities held by Platinum Partners Value.

(7) Steven Slawson and Walter Schenker have voting and investment control over the shares held by TCMP3 Partners, LP. Messrs. Slawson and Schenker disclaim beneficial ownership of the securities held by TCMP3 Partners, LP.

(8) Michael E. Fein and Stephen E. Saltstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(9) Ethan Benovitz, Jaime Hartman and Daniel Saks exercise investment and voting control over the securities owned by WEC Partners. Messrs. Benovitz, Hartman, and Saks disclaim beneficial ownership of the securities owned by WEC Partners.

(10) The Investment Advisor to Provident Premier Master Fund, Ltd. is Gemini Investment Strategies, LLC. The Managing Members of Gemini Investment Strategies, LLC are Mr. Steven W. Winters and Mr. Richard S. Yakomin. As such, Messrs. Winters and Yakomin may be deemed beneficial owners of the shares. Messrs. Winters and Yakomin, however, disclaim beneficial ownership of such shares.

(11) The fund for Gamma Opportunity Capital Partners, LP is under the investment control of Gamma Capital Advisors, Ltd. and its President and Director, Jonathan P. Knight, PhD. Both Gamma Capital Advisors, Ltd. and Mr. Night disclaim beneficial ownership of this investment.

(12) Jeffrey Wolin has sole voting and investment control over the shares held by Brighton Capital Ltd. Mr. Wolin disclaims beneficial ownership of the securities held by Brighton Capital Ltd.

(13) Michael Dougherty has sole voting and investment control over the shares held by Innovative Concepts. Mr. Dougherty disclaims beneficial ownership of the securities held by Innovative Concepts.

(14) Joseph DeKama has sole voting and investment control over the shares held by J. DeKama Associates. Mr. DeKama disclaims beneficial ownership of the securities held by J. DeKama Associates.

(15) Mr. Bergenfield, Dr. DiTuro and Mr. Barton are Company directors.

(16) Dennis C. Josifovich has sole voting and investment control over the shares held by Mountain Extremes, Inc. Mr. Josifovich disclaims beneficial ownership of the securities held by Mountain Extremes, Inc.

(17) Michael James has sole voting and investment control over the shares held by Kuekenhof Partners, L.P. and Kuekenhof Equity Fund, L.P. Mr. James disclaims beneficial ownership of the securities held by Kuekenhof Partners, L.P. and Kuekenhof Equity Fund, L.P.

(18) Daniel DelGiorno has sole voting and investment control over the shares held by Jusdan, LLC. Mr. DelGiorno disclaims beneficial ownership of the securities held by Jusdan, LLC.

(19) Mr. Richard Rubenstein has sole voting and investment control over the shares held by Rubenstein Investor

                         PLAN OF DISTRIBUTION

      We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay for all selling discounts and commissions, if any. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

     .   on the American Stock Exchange,
     .   in privately negotiated transactions,
     .   through put or call options  transactions  relating
         to the shares,
     .   through short sales of shares, or
     .   a combination of such methods of sale.

      The selling stockholders may sell their shares at prevailing market prices, or at privately negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have not entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The selling stockholders may be deemed underwriters. To the extent any successor selling stockholder wishes to sell under this prospectus, the Company will file a prospectus supplement identifying such successor.

     The selling stockholders may offer and sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares.

      We have agreed to indemnify certain selling stockholders against
certain   liabilities,  including  liabilities   arising   under   the
Securities Act.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.


                     DESCRIPTION OF CAPITAL STOCK

General
-------

     Our authorized capital stock consists of 50 million shares of capital stock, par value $0.001 per share. Currently 40 million of such shares of capital stock are classified as Common Stock and 10 million are classified as Preferred Stock. On July 1, 2005, 18,880,465 shares of our common stock were outstanding and held by 140 stockholders of record and the Company believes approximately 1,200 holders in the float. Our Restated Certificate of Incorporation authorizes the Board to classify any of the unissued shares of authorized Preferred Stock into one or more different classes or series of Preferred Stock which may be issued from time to time with such distinctive designations, rights and preferences as may be determined by the Board. We may issue Preferred Stock for possible future financings of acquisitions or for general corporate purposes without any legal requirement that further stockholder authorization for such issuance be obtained. The issuance of Preferred Stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. Preferred Stock, if issued, could have a preference on dividend payments which could affect our ability to make dividend distributions to the holders of our Common Stock.

Common Stock
------------

     Dividends. Holders of our Common Stock will be entitled to dividends declared and payable at such times and in such amounts as the Board will from time to time determine out of funds legally available therefore. The rights of holders of our Common Stock to receive dividends will be subject and subordinate to the rights of any future holders of Preferred Stock as may be authorized by us.

     Liquidation. Upon our liquidation, dissolution or winding up (either voluntary or involuntary), after payment of liabilities, any future holders of classes of our Preferred Stock or other senior stock, as may be authorized by us, will be entitled to receive the payment of all liquidation and other preference amounts; the holders of our Common Stock will be entitled to receive our remaining assets available for distribution to our stockholders pro rata according to the number of shares held. The following shall not constitute a liquidation, dissolution or winding up for the foregoing purposes:

     . our consolidation or merger with or into another corporation;
     . a merger of any other corporation with or into us or
     . the sale of all or substantially all of our property or business (other than in connection with a winding up of our business).

     Voting. Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to vote of holders of our Common Stock.

     Other Rights. There are no preemptive or other subscription conversion, redemption or sinking fund rights or provisions with respect to shares of our Common Stock. We hold annual stockholder meetings, and special meetings may be called by the President or Secretary or holders of at least 20% of the total voting power of all outstanding share of our capital stock then entitled to vote or a majority of the Board. Our Restated Certificate of Incorporation may be amended in accordance with the Delaware General Corporation Law, subject to certain limitations set forth therein.

Outstanding Options and Warrants
--------------------------------

     As of July 1, 2005, up to 10,106,179 shares of Common Stock are issuable pursuant to outstanding options and warrants as follows:

     . 1,935,500 shares of Common Stock are issuable, in connection with outstanding options, at a weighted average exercise price of $.802. These options range
                                            ===================
          in price from $0.37 to $1.45 and approximately half
          ===================================================
          of them are not in the money as of the date of this
          ===================================================
          prospectus.
          ===========

     . 8,170,679 shares of Common Stock are issuable, in connection with outstanding warrants, at a weighted average exercise price of $1.51. These warrants
                                            ==============
          range in price from $0.01 to $8.25 and less than
          ================================================
          fifteen percent are in the money as of the date of
          ==================================================
          this prospectus.
          ================


Series A Preferred Stock
------------------------

     Our Board has designated 1,870,000 shares of our preferred stock as Series A Preferred Stock, 1,185,000 shares of which were issued to private placement investors in April and May, 2003, of which 1,115,000 shares have been converted to common stock as of July 1, 2005.

     Dividends.   The  series  A  preferred  stock  will  pay  a  cash
dividend,  payable quarterly, at the rate of 8% per annum.   Dividends
will cumulate if not paid.

     Liquidation Preference. The series A preferred stock will have priority over common stock in the event of liquidation equal to its stated value, plus accrued and unpaid dividends.

     Voluntary Conversion. Each share of the series A preferred stock will be convertible, at the option of the holder, into one share of common stock (subject to standard adjustments for stock splits and dividends).

     Mandatory Conversion. Each share of the series A preferred stock automatically converts into common stock if (i) the closing price of the common stock is at least $1.89 per share (subject to standard adjustments for stocks, splits and dividends) for 20 consecutive trading days and (ii) either (a) at least one year has passed since the issuance of the preferred stock or (b) a registration statement registering the resale of the common stock issuable upon conversion has been declared effective by the SEC and the related prospectus remains current.

     Voting.   Holders of the series A preferred stock will  not  have
voting rights until their shares are converted into common stock, except as required by Delaware Law.

     Seniority.   We  may  establish other series of  preferred  stock
senior to or parri passu with the series A preferred stock.


Series B Preferred Stock
------------------------

     Our Board has designated 4,000,000 shares of our preferred stock as Series B Preferred Stock 718,000 shares of which are outstanding as of June 2005.

     Dividends.   The  series  B  preferred  stock  will  pay  a  cash
dividend, at the rate of $0.08 per share per annum.

     Liquidation Preference. The series B preferred stock will have priority over common stock in the event of liquidation equal to its stated value, plus accrued and unpaid dividends.

     Conversion. Each share of the series B preferred stock will be convertible, at the option of the holder, into one share of common stock (subject to standard adjustments for stock splits and dividends) at any time upon written demand of the holder within the first year. After one year, any outstanding Preferred B shares shall automatically convert into common stock.

     Voting. Holders of the series B preferred stock will not have voting rights until their shares are converted into common stock, except as required by Delaware Law.

     Seniority. We may establish other series of preferred stock senior to or parri passu with the series B preferred stock.


Delaware   Law   and  Certain  Charter  and  By-Law   Provisions   and
----------------------------------------------------------------------
Antitakeover Effects
--------------------

      Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder. The provisions of Section 203 could have the effect of delaying, deferring or preventing a change of control.

       Certificate of Incorporation and Bylaws. Our restated certificate of incorporation provides for the division of the board of directors into three classes with staggered three-year terms. These provisions result in an increase in the time required for stockholders to change the composition of the board, and consequently may impede a change of control.

Transfer Agent, Warrant Agent and Registrar
-------------------------------------------

     The  transfer  agent  and   registrar  for  our  common  stock is
Continental Stock Transfer and Trust Company, New York, New York.


             INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation provide that we will indemnify our officers, directors and other eligible persons to the fullest extent permitted under the laws of the state of Delaware. We have also entered into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or stockholder of the Company.


                             LEGAL MATTERS

     The validity of the common stock offered with this prospectus has been passed upon for AquaCell Technologies, Inc. by Harold W. Paul, LLC, Westport, Connecticut.


                                EXPERTS

     Our consolidated financial statements as of June 30, 2004 and for each of the two fiscal years in the period ended June 30, 2004, which are incorporated by reference herein from our Annual Report on Form 10-KSB for the year ended June 30, 2004 have been audited by Wolinetz, Lafazan & Company, PC, independent registered public accounting firm, as stated in their report, which is also incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

----------------------------------------------------------------------



                           AquaCell Technologies, Inc.
                                 [Company Logo]





                                  Common Stock
                                  ------------





                               P R O S P E C T U S



        Until _______, 2005, all dealers effecting transactions in the common stock, whether or not participant in this offering, may be required to deliver a prospectus.




                            August 15, 2005
                                   ==



----------------------------------------------------------------------

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as set forth below. Except for the registration fee payable to the Securities and Exchange Commission, all such expenses are estimated:

Securities and Exchange Commission registration fee ...... $    728.85
Legal fee ................................................   23,500.00
Accounting fee ...........................................    3,500.00
Miscellaneous ............................................      771.15
                                                           -----------
            Total                                          $ 28,500.00
                                                           -----------
                                                           -----------

Item 15.  Indemnification of Directors and Officers.

      Our Restated Certificate of Incorporation obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals, in advance of the final disposition of a proceeding, to the maximum extent permitted from time to time by the Delaware General Corporation Law. With respect to our directors and officers, the Delaware General Corporation Law permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in the right of us) by reason of the fact that the person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in the right of us to procure a judgment in our favor by reason of the fact that the person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

      As  authorized  by  the Delaware General  Corporation  Law,  our
Restated Certificate of Incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholders' rights (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of AquaCell pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Item 16.   Exhibits.

     See Exhibit Index.


Item 17.   Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(a) and 1(b) do not apply if the Registration Statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California on August 12, 2005.
                                         ==

                                   AQUACELL TECHNOLOGIES, INC.

                                   By: /s/ James C. Witham
                                      -------------------------------
                                   Name:   James C. Witham
                                   Title:  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 12, 2005.
                               ==

     Signatures          Title                                 Date
     ----------          -----                                 ----

/s/ James C. Witham      Chairman of the Board of Directors    August 12, 2005
----------------------   and Chief Executive Officer                  ==
    James C. Witham      (Principal Executive Officer)


/s/ Karen B. Laustsen    Director and President                August 12, 2005
----------------------                                                ==
    Karen B. Laustsen


/s/ Gary S. Wolff        Director and Chief Financial Officer  August 12, 2005
----------------------   (and Principal Accounting Officer)           ==
    Gary S. Wolff


/s/ Glenn Bergenfield    Director                              August 12, 2005
----------------------                                                ==
    Glenn Bergenfield


/s/ Dr. William DiTuro   Director                              August 12, 2005
----------------------                                                ==
    Dr. William DiTuro


/s/ James Barton         Director                              August 12, 2005
----------------------                                                ==
    James Barton

                           INDEX TO EXHIBITS


Exhibits
--------

 5.1 Opinion of Harold W. Paul, LLC on the validity of the common stock registered hereby*

10.1  Form of Water Cooler Placement Agreement*

10.2  J. DeKama Consulting Agreement*

23.1 Consent of Harold W. Paul, LLC (included in the opinion delivered under Exhibit 5.1)*

23.2  Consent of Wolinetz, Lafazan & Company, PC


      * Previously Filed